Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) dated effective as of February 1, 2012, between TRANSATLANTIC PETROLEUM LTD., a Bermuda exempted company with limited liability (“TransAtlantic”), and VIKING PETROL SAHASI HIZMETLERI ANONIM SIRKETI, a Turkish joint stock company (“VOS”).

RECITALS:

WHEREAS, VOS desires that TransAtlantic provide certain accounting and professional services to VOS; and

WHEREAS, Transatlantic has certain resources and experience which enable it to provide such services to VOS.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services to be Provided. During the term of this Agreement, TransAtlantic, directly or indirectly, as provided below, agrees to provide or cause to provide to VOS from time to time, the following services (the “Services”) as reasonably required and requested by VOS, and subject to the availability of resources:

General administrative and technical services, advice and direction, including, but not limited to, information technology, accounting, cost accounting, inventory control, tax compliance and reporting system services, payroll and benefit services, cash management and treasury services.

It is understood that TransAtlantic may provide the Services directly or through any of its subsidiaries, affiliates, professional advisers or other representatives (each entity providing such Services is hereinafter referred to as a “Services Provider”). The Services Provider shall, in its provision of Services hereunder, utilize a standard of duty and care equal to that of a reasonably prudent person acting on its own behalf in similar circumstances.

2. Payment; Reimbursement of Expenses. In consideration of the provision of Services under this Agreement, the Services Provider shall be entitled to payment from VOS for all actual costs and expenses associated with the provision of the Services. For purposes of this Agreement, “actual costs and expenses” shall mean the direct salary allocated to the Services, exclusive of any benefits, of such employees of Service Provider assigned to provide the Services on behalf of TransAtlantic. In addition, the Services Provider shall be entitled to a monthly management fee equal to eight percent (8.0%) of the actual costs and expenses invoiced pursuant to this Agreement. The Services Provider shall invoice VOS for Services provided on a monthly basis. VOS shall pay all invoices within thirty (30) days of receipt unless VOS has disputed an invoice in writing. VOS shall have the right to withhold payment of the disputed items only, and payment as to the remainder will be made as provided herein. In the event of a dispute, the parties shall work in good faith to resolve such dispute.

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3. Term. This Agreement shall be for an initial term of six (6) months and shall continue thereafter unless terminated by either party hereto pursuant to the following provisions. Either party may terminate this Agreement at any time, either before or after the initial term and either with or without cause, upon thirty (30) days’ written notice to the other. Upon any termination, each Services Provider shall be paid for Services rendered pursuant to this Agreement through the effective date of the termination. Thereafter, the parties shall have no further liability to each other as to unperformed services not yet due hereunder (except for those obligations expressly surviving such termination).

4. Independent Contractor. Each Services Provider shall perform the Services hereunder solely in the capacity of an independent contractor. TransAtlantic and VOS agree that nothing herein shall in any manner constitute either party as the agent or representative of the other party for any purpose whatsoever. Without limiting the foregoing, neither party shall have the right or authority to enter into any contract, warranty, guarantee or other undertaking or obligation in the name of or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to do any of the foregoing, except, in each case, as to actions taken by a party at the express written request and direction of the other party. Nothing in this Agreement, express or implied, shall create a partnership relationship between the parties (including any of their respective successors and assigns).

5. No Waiver. No waiver of any of the terms, provisions or conditions hereof, or any modification of such terms, provisions or conditions, shall be effective unless in writing and signed by a duly authorized officer of each entity.

6. Assignment. This Agreement and the duties, rights and obligations of hereunder shall be assignable.

7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to its principles regarding conflicts of laws. Venue for any action tried hereunder will be in Dallas County, Texas, whether in Federal or State Court.

8. Entire Agreement. This Agreement represents the entire agreement between the parties, and supercedes and nullifies all prior representations, negotiations, proposals and statements.

9. Notices. Any notice, request, demand, statement, routine communications, or invoices will be in writing and delivered to the parties at the physical addresses or email addresses identified below. Notice will be deemed given when physically delivered to the other party in person, when transmitted to the other party by email, return receipt requested, or when deposited in the U.S. Mail or with a delivery service, postage pre-paid. Either party may change its physical address or email address by providing notice of same in accordance with this provision.

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TRANSATLANTIC PETROLEUM LTD., a Bermuda limited company	VIKING PETROL SAHASI HIZMETLERI ANONIM SIRKETI, a Turkish joint stock company

c/o TransAtlantic Petroleum (USA) Corp. 16803 North Dallas Parkway Addison, Texas 75001 Attention: Jeff Mecom, Vice President Legal Telephone: 214.265.4795 Email: jeff.mecom@tapcor.com	Nispetiye Cad. Akmerkez B Blok K:5 Etiler-Besiktas/IST TURKEY 34330 Telephone: +(90) 212.317.25 05 Fax: +(90) 212.317.2599 Email: noah.mitchell@riatacg.com

With a Copy to: Christine Stroud PO Box 1989 Addison, TX 75001-1989 Christine.stroud@riatacg.com Telephone: 972.590.9879

10. Arbitration. Any claim, controversy, or dispute arising out of or relating to this Agreement shall be settled by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators shall be final, binding, and enforceable in any court of competent jurisdiction. In any dispute in which a party seeks in excess of $100,000 in damages, three arbitrators shall be employed. Otherwise, a single arbitrator shall be employed. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorney’s fees. The arbitrators shall not award punitive damages. Discovery depositions shall not be taken in the arbitration proceedings.

11. Counterparts. This Agreement may be executed in several counterparts, and all such separate counterparts, construed together, shall constitute on and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed in its corporate name by its corporate officers, effective as of the day and year first above written.

TRANSATLANTIC PETROLEUM LTD., a Bermuda exempted company with limited liability	VIKING PETROL SAHASI HIZMETLERI ANONIM SIRKETI, a Turkish joint stock company

/s/ Jeffrey S. Mecom	/s/ N. Malone Mitchell, 3rd
Name: Jeffrey S. Mecom	Name: N. Malone Mitchell, 3rd

Title: VP, Legal	Title: Chairman
Address: c/o TransAtlantic Petroleum (USA) Corp. 16803 North Dallas Parkway Addison, TX 75001	Address: Nispetiye Cad. Akmerkez B Blok K:5 Etiler-Besiktas/IST TURKEY 34330

Date: April 20, 2012	Date: April 20, 2012

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